Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the Savings Plan for Subsidiaries of SunCoke Energy, Inc. of SunCoke Energy, Inc. of our report dated June 3, 2020 relating to the Statements of Net Assets Available for Plan Benefits of the Savings Plan for Subsidiaries of SunCoke Energy, Inc. as of December 31, 2019 and 2018, and the related Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 2019, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 3, 2020

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